Exhibit 10.45
SETTLEMENT AGREEMENT
          This Settlement Agreement (the “Agreement”) is made and entered into effective as of August 25, 2008 (“the Effective Date”) by and between Microsoft Corporation, a Washington corporation, with its principal offices in Redmond, Washington (“Microsoft”), and Immersion Corporation, a Delaware Corporation with its principal offices in San Jose, California (“Immersion”). Microsoft and Immersion are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
          WHEREAS, the Parties previously entered into an agreement entitled “Sublicense Agreement” effective as of July 25, 2003 (“Sublicense Agreement”).
          WHEREAS, the Parties previously entered into an agreement entitled “Confidentiality Agreement” on May 11, 2007.
          WHEREAS, disputes have arisen between the Parties relating to the Sublicense Agreement and the Confidentiality Agreement, resulting in the claims and counterclaims asserted in the lawsuit entitled Microsoft Corporation v. Immersion Corp., Case No. C07-0936RSM (the “Action”).
          WHEREAS, the Parties hereto desire to settle the Action and the disputes between them on the terms and conditions set forth in this Agreement.
          NOW THEREFORE, in consideration of the terms and conditions set forth in this Agreement, the Parties agree as follows:
1.	Payment. On or before October 1, 2008, Immersion shall cause to be transmitted to Microsoft a one time payment by wire transfer in the amount of Twenty Million Seven Hundred Fifty Thousand Dollars and no cents ($20,750,000). Such wire transfer shall be made pursuant to wire instructions Microsoft provides in writing to Immersion.

2.	Dismissal of The Action. Not later than five days after Immersion’s payment pursuant to Section 2 above, Microsoft and Immersion shall direct their counsel of record in the Action to sign a Stipulation and Order For Dismissal With Prejudice (“Stipulation”) in the form attached hereto as Exhibit A. Immersion and Microsoft shall cause the signed Stipulation to be filed with the United States District Court for the Western District of Washington as soon as practicable. The Parties agree to take all actions reasonably necessary to effect the above-described Stipulation and obtain the dismissal of the Action, including all claims and counterclaims therein, with prejudice.

3.	Termination of Sublicense Agreement. The Sublicense Agreement between the Parties dated July 25, 2003, is terminated and is of no further force and effect. For the avoidance of doubt, all of Immersion’s obligations under the Sublicense Agreement are deemed satisfied, discharged and terminated in full.

4.	Certified Partner Program – Gold Level. Microsoft agrees to admit Immersion into Microsoft’s Gold Certified Partner Program, at no cost for a period of five years, provided that Immersion meets all of the other requirements for inclusion in that program, including any necessary training, certification, competency participation and partner points. The above-described five year period shall begin to run from the date on which Immersion has reached the Gold Certified Partner Level, or eighteen (18) months from the Effective Date, whichever is earlier, although in the latter case Immersion shall not be admitted at the Gold Certified Partner Level until it qualifies. Services or resources available to Gold Certified Partners for additional fees will be available to Immersion under the normal terms and conditions applicable to the Program, including any additional fee (but with the exception of any annual membership or program fees, which such fees are expressly waived). Microsoft further agrees to enter into a Microsoft Services OEM Foundation Service Agreement with Immersion (the “Service Agreement”), under which Microsoft agrees to provide Immersion, at no cost to Immersion, with up to 100 hours of support during a 12- month period commencing from the execution of the Service Agreement.

5.	Mutual Releases. As of the Effective Date, Microsoft and Immersion each hereby mutually release and forever discharge the other Party (and the other Party’s current and former officers, directors, employees, and attorneys), from any and all claims, causes of action, demands, liabilities, damages, costs, attorney’s fees, or losses of any kind or nature (hereafter “Claims”), whether known or unknown, which were asserted or could have been asserted in the Action, or which relate to the Sublicense Agreement, or which Microsoft or Immersion now has, or may hereafter acquire, by reason of any matter, cause or thing whatsoever accruing, occurring or arising at any time prior to the Effective Date. Nothing herein shall be deemed to release either Party from an action to enforce the terms of this Settlement Agreement or any other agreement that remains in effect between the Parties. For the avoidance of doubt, Microsoft hereby agrees that the Releases provided herein now and forever discharge Immersion from any and all obligations under the Sublicense Agreement, and that pursuant to Section 4 above such Sublicense Agreement has no further force or effect.

6.	Waiver of Statutory or Other Rights Regarding Unknown Claims. The Parties agree and acknowledge that they may have sustained damages, losses, fees, costs or expenses that are presently unknown and unsuspected, and that such damages, losses, fees, costs or expenses as either of them may have sustained might give rise to additional damages, losses, fees, costs, or expenses in the future. The Parties further acknowledge that they have been advised of and are familiar with the provisions of Section 1542 of the California Civil Code, and like or similar provisions of other States’ laws, which provide:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Notwithstanding such provision, this Agreement shall constitute a full release in accordance with its terms. Each of the Parties knowingly and voluntarily waives the provisions of § 1542, as well as any other statute, law, or rule of similar effect, and acknowledges and agrees that this waiver is an essential and material term of this Agreement, and without such waiver, the Agreement would not have been accepted. Each Party hereby represents that it has been advised by his or its legal counsel, and that it understands and acknowledges the significance and consequence of this release and of this specific waiver of § 1542 and other such laws.

7.	No Other Asserted Claims. Microsoft and Immersion each represent and warrant that other than the Action, as of the Effective Date of this Agreement, neither Microsoft nor Immersion has filed or asserted in any state or federal court, administrative agency, or other tribunal any claim against the other.

8.	Other or Additional Facts. Each of the Parties expressly and knowingly acknowledges that it may hereafter discover facts different from and/or in addition to those which it now knows and/or believes to be true with respect to its respective Claims released under this Agreement, and which, if known to it at the time it executed this Agreement, may have materially affected its decision to execute this Agreement. Each of the Parties acknowledges and agrees that by reason of this Agreement and the releases contained herein, it is voluntarily, knowingly, and after receiving the advice of counsel assuming any risk of such unknown facts and such unknown and unsuspected claims and that this Agreement shall be and shall remain in full force and effect in all respects.

9.	Other Agreements. All agreements currently in effect between the Parties other than the Sublicensing Agreement including without limitation, the License Agreement between the Parties dated July 25, 2003, and the Confidentiality Agreement between the Parties dated May 11, 2007, remain in full force and effect. The Parties will continue to abide by the Protective Order issued by the Court in this case, including the provisions regarding return or destruction of documents.

10.	Parties to Bear Own Fees and Costs. Each Party shall bear all of its fees, expenses, and costs incurred in connection with the Action and with this Settlement Agreement.

11.	Authority to Enter into Agreement. Each individual signing this Agreement warrants and represents that he or she has full authority to execute the same on behalf of the Party on whose behalf he or she signs. Each Party hereto agrees to execute all documents and instruments necessary to implement this Agreement.

12.	Governing law: This Agreement, including all matters of construction, validity and performance, shall be governed by, and construed and enforced in accordance with, the law of the State of Washington as applicable to contracts entered into and to be performed wholly within the State of Washington between citizens of Washington, and without reference to any rules governing conflicts of law.

13.	Integration: This Agreement sets forth the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous written and oral understandings and agreements.

14.	Representations and Warranties:
(a)	Each of the Parties represents and warrants (i) that no other person or entity has, or has had, any interest in any Claims released in this Agreement; (ii) that it has the rights and authority to execute this Agreement; and (iii) that it has not sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims released in this Agreement.

(b)	Each of the Parties hereto acknowledges that no other Party, nor any agent or attorney of any other Party, has made any promise, representation, or warranty, whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this instrument. Each of the Parties acknowledges that it has not executed this instrument in reliance on any such promise, representation, or warranty not contained herein.

(c)	Each of the Parties hereto has read this Agreement carefully and knows and understands the contents thereof. Each of the Parties is fully aware of the legal and binding effect of this Agreement. Each of the Parties has made such an investigation of the facts pertinent to this Agreement and of all the matters pertaining thereto as it deemed necessary.

(d)	Each of the Parties hereto acknowledges that it has been represented by counsel in the preparation, negotiation and execution of this Agreement, and that it has executed this document with the consent and the advice of such legal counsel.

(e)	Each of the Parties hereto acknowledges and agrees that the terms of this Agreement are contractual and not merely recitals and are the result of negotiations between Parties represented by sophisticated counsel. All recitals are incorporated by reference into this Agreement.
15.	Amendment: This Agreement may be amended only by a writing signed by authorized representatives of both Parties.

16.	Waiver: To be effective, the waiver of any right of either Party under this Agreement must be in writing. The failure of either Party to require performance of any obligation under this Agreement shall not affect such Party’s right at a later time, to enforce the same.

17.	Confidentiality: The negotiations leading to this Settlement Agreement, including proceedings before the mediator and all facts or assertions made therein, and the provisions of this Settlement Agreement relating to the Certified Partner Program (paragraph 4 above) are confidential (“confidential matters”). The Parties agree to maintain confidentiality and not disclose these confidential matters to any person or entity. The confidential matters shall not be disclosed to the general public by either Party except as required by law or in response to a valid subpoena or court order. Notwithstanding the foregoing, the Parties may disclose the existence and terms of confidential matters to their accountants, attorneys or as otherwise necessary within their respective organizations, or as they may otherwise mutually agree. Violations of the confidentiality requirement of this Section are actionable in a binding arbitration before James A. Smith, Jr., who shall have the discretion to award the prevailing party attorney’s fees, arbitrator fees, and costs.

18.	Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective predecessors, successors, and permitted assigns. Immersion shall have the right to assign its rights and/or obligations hereunder to any acquirer of all or substantially all of the business or assets of Immersion, to the surviving entity of a merger involving Immersion, or in connection with a change of control of Immersion. Any assignment of rights under the Certified Partner Program shall be governed by the provisions of that program. Notwithstanding anything to the contrary in this Settlement Agreement, in the event of a permitted assignment, in no event will the assignee be deemed to have released any claims that such assignee may have other than the claims of the assigning Party which are expressly released by that Party hereunder.

19.	No Admission of Liability.This Settlement Agreement is a compromise settlement and does not constitute an admission of liability by any Party. Neither Party is admitting liability to the other with respect to any matter.

20.	Notices: Any notice given pursuant to this Settlement Agreement shall be in writing, addressed as set forth below, and sent by registered or certified mail.
To MICROSOFT:
Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052
Attn: Deputy General Counsel, Litigation
To IMMERSION:
Immersion Corporation
801 Fox Lane
San Jose, California 95131
Attn: Mr. Stephen Ambler, Chief Financial Officer

21.	Captions: The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22.	Counterparts; Signatures: This Agreement may be executed in one or more counterparts, each of which will be an original, but all or which shall constitute one and the same document. Facsimile signatures of this Agreement shall be treated as original signatures.

ACCEPTED AND AGREED to by the undersigned authorized representatives:

MICROSOFT CORPORATION		IMMERSION CORPORATION

By:	/s/ Steven J. Aeschbacher	By:	/s/ Clent Richardson

Name:	Steven J. Aeschbacher	Name:	Clent Richardson

Title:	Associate General Counsel	Title:	President and CEO